                                                                  EXHIBIT 10.3

                            FLEET SERVICE AGREEMENT


         THIS FLEET SERVICE AGREEMENT (this "Agreement") is entered into as of March 1, 1998, by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and Contract Freighters, Inc., a Missouri corporation ("CFI"), with its headquarters at 4701 East 32nd Street, P.O. Box 2547, Joplin, Missouri 64803.

         WHEREAS, CFI currently employs or has contracted for the services of professional truck drivers to operate its fleet of trucks; and

         WHEREAS, CFI operates truck terminals including, without limitation, those located in (i) Laredo, Texas, (ii) Joplin, Missouri, and (iii) Lancaster, Texas (which three (3) terminals are hereinafter collectively referred to as the "Fleet Terminals"); and

         WHEREAS, PNV has designed and developed the concept and equipment (the "System") to: (a) enable truck drivers to receive and/or have access to cable television services and telecommunications services; and (b) provide such truck drivers programming consisting of video and audio services, and telephone, voice mail, fax or other data services while remaining in their vehicles parked at truckstops and the Fleet Terminals; (collectively, the "Services"); and

         WHEREAS, PNV provides the Services to truck drivers through a membership program pursuant to which each member is entitled to use the Services at each truckstop and Fleet Terminal at which they are provided in return for a monthly membership fee; and

         WHEREAS, CFI desires to have PNV install the System and provide the Services at the Fleet Terminals; and

         WHEREAS, CFI desires to purchase and PNV desires to provide memberships to CFI's drivers.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, CFI and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that pursuant to the terms of this Agreement: (i) PNV shall provide and CFI shall purchase memberships to be used by certain of CFI's drivers; and (ii) PNV shall install the System and provide the Services at the Fleet Terminals.

         2. Purchase of Memberships. Commencing on the date that the System has been installed and is in full operation at each Fleet Terminal (the "Effective Date"), CFI will purchase from PNV each month during the Term (as defined in Section 5) the greater of: (i) 1,500 monthly memberships; or (ii) monthly memberships for each CFI truck being used by a professional truck driver or driving team employed or retained by CFI during that month. Prior to the Effective Date, CFI shall provide PNV with a date file of the necessary driver names and CDL numbers of to enable PNV to activate each driver's/team's membership. On or before the twenty-fifth (25th) day of each month. PNV shall acquire from CFI an updated data file of driver names and CDL numbers, and PNV shall determine the drivers/teams to be added to or deleted from the list for the following month. Notwithstanding anything contained herein to the contrary, the minimum number of memberships to be purchased by CFI each month during the Term shall be 1,500.

         3.    Installation of the System at the Fleet Terminals

               (a) PNV shall, at its sole cost and expense, and in the manner herein provided, install (and increase) at each Fleet Terminal all equipment necessary for the provision of the Services and outlet ports to sufficient parking spaces to provide users full adequate access to the Services. The location and initial number of the truck parking spaces at which the Services shall be provided ("Serviced Spaces") shall be mutually determined by the Parties, and PNV shall complete installation of the System at each of the Fleet Terminals on or before May 31, 1998. Thereafter, PNV shall increase the number of Serviced Spaces at each Fleet Terminal as mutually agreed by the Parties to adequately accommodate use access and demand. The Parties shall mutually determine the precise number and location of the truck parking spaces at which the Services shall be provided, taking into account such factors as the cost of construction and implementation, the layout of the parking facilities, the usage of particular parking rows to drop trailers and such other factors as the Parties may deem relevant. All of the equipment as currently used by PNV is described on Schedule 1 hereto and is hereinafter, together with any additions or deletions to said equipment, collectively referred to as the "PNV Equipment." PNV may make additions to and deletions from the PNV Equipment at each Fleet Terminal with CFI's prior consent, which consent shall not be unreasonably withheld.

               (b) CFI shall make available to PNV a sufficient area in which to install the PNV Equipment including: (i) such area as is required for the installation of satellite dish(es); (ii) a secured air-conditioned (normal air-conditioned room temperature) interior area of approximately 50 square feet for the installation of the headend equipment and the telephone and related monitoring equipment; and (iii) an area at the dispatcher desk or other interior location for installation of the equipment required for activation of the Services (hereinafter collectively referred to as the "Equipment Area"). Upon reasonable prior notice to CFI, PNV shall be entitled to have continued access to the Equipment Area and all parking areas for purposes of installing and monitoring the PNV Equipment, the System and the Services.

               (c) Prior to commencement of construction at any Fleet Terminal, PNV shall obtain CFI's written approval of the methods and materials to be used by PNV with respect to the installation of the System. PNV will repair any damage to the Fleet Terminal that is caused by PNV. However, PNV shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking lot or the Fleet Terminal.

               (d) PNV shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation and maintenance of the System and providing the Services. CFI shall assist PNV (at PNV's expense) in obtaining any such licenses, permits, or approvals upon PNV's reasonable request. PNV shall at all times comply with all applicable laws, rules, regulations, etc. in connection with the installation, operation and maintenance of the System, or otherwise related to the performance of PNV's obligations hereunder.

         4.    Fees.

               (a) Commencing on the Effective Date, CFI shall pay to PNV a fee of Thirty Dollars ($30.00) per month for each membership purchased by CFI (collectively the "Monthly Fee"). PNV shall invoice CFI for the Monthly Fee on the first day of each month for the purchase of memberships for its drivers/teams for that month, and CFI shall pay the Monthly Fee to PNV by the 15th day of that month. Uncontested Monthly Fees that are not timely paid shall accrue interest at the rate of nine (9%) per annum until paid in full and PNV may terminate the membership of CFI's drivers if any uncontested delinquent Monthly Fee is not paid by CFI within five (5) business days after CFI receives written notice of said delinquency. If CFI desires to transfer the membership of any driver, PNV shall reissue such membership to a substitute driver upon receipt of (i) the terminated drivers name and CDL member and (ii) the substitute drivers name and CDL number. If CFI desires to purchase memberships for additional drivers (i.e. memberships in excess of 1,500) effective during the month (as opposed to the first day of the month), PNV shall, upon receipt of the additional drivers name and CDL number, activate such membership at no cost to CFI for the remainder of that month but shall not provide the driver with any free long distance service for that month. On the first day of the following month, PNV shall commence charging CFI the Monthly Fee and provide the driver with full membership privileges, including any applicable free long distance phone service.

               (b) PNV agrees that: (i) PNV shall provide CFI with its most favorable pricing; and (ii) the Monthly Fee shall be adjusted to match the more favorable pricing provided to any other fleet or group; and (iii) PNV will promptly notify CFI in writing if a more favorable pricing is given to any other fleet or group. The foregoing shall not apply to any trial of the Services by a fleet or group provided that the trial does not exceed 180 days and that it applies to less than 10% of the fleet's or group's drivers.

         5. Term. The term of this Agreement (the "Term") shall be for an initial period of three (3) years commencing on the Effective Date, and shall automatically renew from year to year thereafter, unless CFI gives PNV written notice of nonrenewal at least ninety (90) days before the end of the initial or any renewal period. For value received, PNV guarantees that CFI's Monthly Fee for PNV's "Basic Package" (as defined in Section 7) shall not exceed Thirty Dollars ($30.00) during the initial three year period, nor exceed Thirty-Three Dollars ($33.00) per month for the first five (5) annual renewal periods thereafter.

         6. Rights and Duties of The Parties With Respect To The PNV Equipment. Notwithstanding the fact that certain parts of the PNV Equipment may be affixed to each Fleet Terminal, the PNV Equipment shall not become a fixture thereto and shall remain the property of PNV. Upon the termination of this Agreement for any reason, PNV shall have the right to: (i) remove, at its sole cost and expense, any or all of the PNV Equipment from each Fleet Terminal; or
(ii) if agreeable to CFI, sell or lease it to the CFI or its successors, nominees or assignees. If PNV removes the PNV Equipment, PNV shall restore the Fleet Terminal as near as reasonably possible to the condition of such premises prior to the installation of the System, existing defects and normal wear and tear excepted, but shall not be obligated or permitted without the prior consent of CFI to remove any underground cables.

         7.    Programming and Telecommunications Services to Be Provided.

               (a) PNV shall make the Services available on the System as follows:

                         (i) PNV shall source and deliver its "Basic "Package" which at all times (i) shall consist of at least eighteen (18) channels of entertainment programming, and (ii) be at least the substantial equivalent in quality of PNV's current programming schedule shown on Schedule 2; and (iii) include at least the other programming and telecommunications services hereinafter listed in this Section 7. PNV shall pay the cost of all such programming. PNV may add to or make changes to its programming schedule from time to time, and any additional channels or other services which PNV makes generally available in the future to PNV's other subscribers without additional charge or as part of their basic services also be included in CFI's Basic Package without additional charge.

                         (ii) In addition to at least eighteen (18) channel entertainment channels, there shall be other channels, which shall be used to provide a programming schedule and advertising.

                         (iii) PNV may provide pay-per-view or other non-traditional cable channels or services as part of the Services, and shall provide



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

                                    CFI a dedicated VCR driven channel at each Fleet Terminal to be available for CFI specific programming that CFI will develop and deliver on 1/2 inch video tape.

                           (iv) As part of CFI's Basic Package, PNV shall also provide telephone service at each parking slot at which the Services are provided. The current telephone services offered by PNV are set forth on Schedule 3. PNV shall have the right to determine and make changes to the specific types of telecommunication services provided from time to time, but CFI always shall receive without further charge such telecommunications upgrades and additions as PNV generally makes available to its other subscribers without additional charge or as part of their basic services.

         8. Promotion, Use, Operation and Maintenance of the PNV Equipment, the System and the Services.

               (a) Prior to the Effective Date, PNV shall, at its cost, provide CFI and its drivers with all equipment (including a free phone kit and cable wires) and materials necessary for CFI and its drivers to commence use of the System and the Services on the Effective Date. PNV shall program its automated log-on system to provide CFI's drivers with a personal message from CFI upon their initial log-on to the System.

               (b) Upon installation of the System at a Fleet Terminal, PNV shall train CFI and its designated employees at no additional expense to CFI with respect to the maintenance and operation of the System. This initial training will be designed so that CFI will be able to maintain the System and train new personnel with respect to operation of the System and maintenance of the PNV Equipment as needed. PNV shall provide follow up training for CFI's personnel at no additional expense to CFI during normal business hours with respect to the operation of the System and the maintenance of the PNV Equipment as may be reasonably requested by CFI from time to time.

               (c) PNV shall maintain a good quality signal and reception through the System comparable to the signal and reception supplied for regular television programming and telecommunications services to home consumers.

               (d) The day to day maintenance of the System shall be handled as follows:

                         (i) CFI's trained staff members shall: (i) maintain the cable and phone boxes in the outside hookups in proper operating order, including cleaning and removal of debris (i.e. oil, dirt, ice, snow, etc.; (ii) replace failed connecting drop cables and accessories with replacement equipment to be furnished by PNV at PNV's



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

                                    cost; and (iii) replace failed cable and phone connection outlets in the outside hookups with equipment furnished by PNV at PNV's cost. PNV shall keep CFI provided with an adequate inventory of such replacement equipment, materials and parts at PNV's cost.

                           (ii) If a mechanical problem arises other than through a failed connecting cable or accessory, CFI shall contact PNV by telephone at PNV's office. Unless extenuating circumstances exist, PNV shall make (or have made) the necessary repairs to the System at PNV's sole cost and expense within forty-eight (48) hours.

         9.    Representations and Warranties of PNV.

               (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

               (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

               (c) PNV is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

               (d) PNV warrants that the Services shall be provided in accordance with Section 8(c) hereof and the highest industry standards, and that all equipment, materials and parts furnished by PNV in connection with the System and the Services shall be of merchantable quality and fit for the purposes stated herein.



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

         10.   Representations and Warranties of CFI.

               (a) CFI is a corporation duly organized, validly existing and in good standing under the laws of Missouri and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

               (b) The execution, delivery and performance of this Agreement by CFI has been duly authorized by all necessary action of CFI. This Agreement and each of the other documents to be executed and delivered by CFI pursuant to this Agreement have been duly executed and delivered by CFI and are the valid and binding obligations of CFI enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by CFI pursuant to this Agreement will not: (i) conflict with or violate any provision of CFI's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against CFI; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against CFI.

               (c) CFI is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

         11. Ownership and Confidentiality. PNV agrees to maintain and cause its employees and agents to maintain and keep strictly confidential all proprietary information received from CFI relating to its drivers, Fleet Terminals, operations and customers. CFI recognizes and agrees that PNV shall, during the term of this Agreement and thereafter, retain sole ownership of the System and the PNV Equipment. CFI recognizes the proprietary nature of the concept and the design of the System, the PNV Equipment and the Services. Accordingly, CFI and PNV agree to maintain and cause each of its employees and agents to maintain and keep strictly confidential all of the confidential information that it obtains or receives in conjunction with the operation of the System, the PNV Equipment or the Services. CFI further agrees that the "Park N' View" name and logo shall be and remain the property of PNV and all references by CFI to the System or the Services shall incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, CFI shall execute a no cost limited license agreement for the use of such service mark.



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

         12.   Termination.

         (a) This Agreement shall be deemed immediately terminated upon either party's bankruptcy or insolvency.

         (b) In the event that either Party shall fail in any material respect to perform any obligation under this Agreement, the other Party may in writing notify the non-performing Party that such failure constitutes a breach. If the breach is not remedied or cured within ten (10) days following receipt of such written notice of breach, without limiting any other remedy which may be available, the non-breaching Party may terminate this Agreement by written notice to the breaching Party.

         (c) CFI also may also terminate the Agreement without cause in CFI's sole discretion any time after February 28, 1999 upon written notice and payment to PNV, as liquidated damages, of the following sums:

               (i) Two Hundred Thousand Dollars ($200,000) for such "without cause" termination effective between March 1, 1999 and February 29, 2000;

               (ii) One Hundred Thousand Dollars ($100,000) for such "without cause" termination effective between March 1, 2000 and February 28, 2001;

               (iii) One Dollar ($1) for such "without cause" termination effective after March 1, 2001.

         13.   Indemnity and Insurance.

         (a) PNV shall defend, indemnify and hold harmless CFI and its employees, agents, successors and assigns from and against all loss, damage, expense (including legal fees and expenses), actions and claims of every type and nature whatsoever arising out of or relating to PNV's installation, maintenance, repair or removal of the System of PNV's performance hereof, including but not limited to personal injury, death or property damage, unless such loss, damage, expense actions or claims were directly attributable to CFI's own sole fault. This obligation shall survive any termination or expiration of this Agreement.

         (b) PNV agrees to furnish and keep in full force and effect the following minimum insurance and coverage throughout the Term of this Agreement and so long thereafter as PNV is obligated to indemnify CFI::

               (i) Workers Compensation Insurance covering all persons employed or provided by PNV in the performance of services required by the Agreement; and



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

               (ii) Both (1) Comprehensive General Liability and (2) Comprehensive Automobile Liability Insurance covering liabilities for property damage and bodily injury, including death, at the minimum amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence.

Said insurance policies shall be endorsed so they cannot be terminated without at least thirty (30) days prior written notice to CFI. PNV will furnish CFI satisfactory evidence of said insurance before beginning to install the System or providing any services hereunder.

         14. Forum Selection. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined at CFI's request exclusively in the Circuit Court of Jasper County, Missouri, and the Parties irrevocably waive all objections to said court's jurisdiction and venue (including forum non conveniens) and any removal or transfer rights therefrom. The prevailing Party shall be entitled in any such action to recover its reasonable attorney's fees and legal expenses from the other Party.

         15.   General Provisions.

               (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:

               To PNV:                  Park 'N View, Inc.
                                        11711 NW 39th Street
                                        Coral Springs, Florida 33065
                                        Attn: Fleet Sales Department
                                        Fax Number: (954) 745-7899

               To CFI:                  Contract Freighters, Inc.
                                        4701 East 32nd Street
                                        P.O. Box 2547
                                        Joplin, Missouri 64803
                                        Attn:  Angelo Ianello
                                        Fax:  (417) 782-9675

All notices shall be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this section.



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

                  (b) Assignment. Except in connection with a bona fide nonbankruptcy sale of substantially all of a Party's assets or business (including by merger or similar transaction), neither Party may assign this Agreement or subcontract its obligations hereunder without the other Party's prior written consent. In the event of a permitted assignment, the Agreement shall be binding upon and inure to the benefit of CFI's successors and assigns.

                  (c) Miscellaneous. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties to this Agreement. If any part or sub-part of this Agreement is found or held to be invalid that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, CFI and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

                                            PARK 'N VIEW, INC.



                                            By:  /s/ Stephen Conkling
                                                 ------------------------------
                                                 Stephen Conkling
                                                 Chief Operating Officer



                                            CONTRACT FREIGHTERS, INC.



                                            By:  /s/ Angelo J. Ianello
                                                 ------------------------------
                                                 Angelo J. Ianello
                                                 Senior Vice President-Finance



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

                                   SCHEDULE 1

                         LIST OF CURRENT PNV EQUIPMENT


Current PNV Equipment:

Satellite Dish & Off-air receive antenna
Processing [head-end] equipment
Telephone PBX switch and CFI console
Distribution cables
Parking lot plug-in boxes
Cable TV "billing" computer and software
Membership card dispenser
Telephone & Cable TV accessories for resale
Voice-mail service



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

                                   SCHEDULE 2

                      LIST OF CURRENT PROGRAMMING SCHEDULE


Current Programming Schedule:

===============================================================================
             Channel #                             Program
-------------------------------------------------------------------------------
                04                                 HBO
-------------------------------------------------------------------------------
                05                                 HBO2
-------------------------------------------------------------------------------
                06                                 HBO3
-------------------------------------------------------------------------------
                07                                 DISCOVERY
-------------------------------------------------------------------------------
                08                                 ESPN 2
-------------------------------------------------------------------------------
                09                                 FOX
-------------------------------------------------------------------------------
                10                                 DEN
-------------------------------------------------------------------------------
                11                                 CNN HN
-------------------------------------------------------------------------------
                12                                 WEATHER
-------------------------------------------------------------------------------
                13                                 ESPN
-------------------------------------------------------------------------------
                14                                 NBC
-------------------------------------------------------------------------------
                15                                 ABC
-------------------------------------------------------------------------------
                16                                 A&E
-------------------------------------------------------------------------------
                17                                 CBS
-------------------------------------------------------------------------------
                18                                 TNN
-------------------------------------------------------------------------------
                19                                 TNT
-------------------------------------------------------------------------------
                20                                 WGN
-------------------------------------------------------------------------------
                21                                 PNV
===============================================================================



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


                                   SCHEDULE 3

                       LIST OF CURRENT TELEPHONE SERVICES


Current Telephone Services:

1+ calls
1-800 calls
Local calls
CFI services
Direct call back to stall # (automated)
Message waiting
Wake-up calls (automated)



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